CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 23, 2015, relating to the financial statements and financial highlights which appear in the October 31, 2015 annual reports to shareholders of Invesco Charter Fund, Invesco Summit Fund and Invesco Diversified Dividend Fund (the portfolios constituting AIM Equity Funds (Invesco Equity Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 23, 2016